Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT 2 TO
SEMICONDUCTOR PATENT LICENSE AGREEMENT

This AMENDMENT 2 TO SEMICONDUCTOR PATENT LICENSE AGREEMENT (the “Second Amendment”), effective as of July 1, 2024 (the “Second Amendment Effective Date”), is made by and between Rambus Inc., a corporation duly organized and existing under the laws of Delaware, U.S.A., having its principal place of business at 4453 N. 1st Street, Suite 100, San Jose, California 95134, U.S.A., (hereinafter “Rambus”) and SK hynix Inc., a corporation duly organized and existing under the laws of Korea., having its principal place of business at 2091, Gyeongchung-daero, Bubal-eub, Icheon-si, Gyeonggi-do, Korea (hereinafter “SK hynix”) and amends that certain Semiconductor Patent License Agreement between the parties with an effective date of July 1, 2013, as subsequently amended on June 17, 2015 (such agreement, as so amended, the “Agreement”).
WHEREAS, the parties desire to amend and supplement the Agreement in accordance with the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:
1.    Expiration Date. As of the Second Amendment Effective Date, Section 1.18 of the Agreement is replaced in its entirety with the following:
“1.18 ‘Expiration Date’ means July 1, 2034 (at 12:00 a.m., Pacific Daylight Time).”
2.    Rambus Patents and Product Designs. As of the Second Amendment Effective Date, Sections 1.47-1.48 of the Agreement are replaced in their entirety with the following:
“1.47 ‘Rambus Patents’ means Patents owned or controlled or otherwise licensable, each in accordance with Section 1.39 above, by Rambus or any of its Subsidiaries (including, without limitation, CRI). For the avoidance of doubt, the license and/or release under Patents of CRI shall be effective as of July 1, 2013.
1.48 ‘Rambus Product Design’ means (a) any human or machine-readable representation of Rambus’ design, such as a circuit layout in a drawing or a register transfer level description (RTL) file, for any product, element or instrumentality, including, but not limited to any Rambus Leadership Product, and (b) Rambus Integrated Circuits that have been publicly announced or disclosed to SK hynix as of the Second Amendment Effective Date and that do not directly compete with SK hynix products.”
3.    Extension Option Exercise. For clarity, as of the Second Amendment Effective Date, the parties hereby agree that, for purposes of Section 1.37 of the Agreement, the referenced extension option is deemed to have been exercised.
4.    SK hynix Semiconductor Revenue. As of the Second Amendment Effective Date, the Agreement is supplemented with the following Section 1.69:
“1.69 ‘SK hynix Semiconductor Revenue’ means the total quarterly, worldwide semiconductor revenue reported in US dollars for SK hynix and its subsidiaries, by market research firm OMDIA, in the report currently titled ‘Competitive Landscaping Tool Quarterly (CLTQ).’ If OMDIA, for any calendar quarter that is used to calculate a payment under this agreement, fails to so report, or materially changes how it so reports, Rambus shall select a suitable alternative report from a reputable market research firm to be used for the calculation, and notify SK hynix of such new report to be used as a source for SK hynix Semiconductor Revenue from then on.”

5.    Obligation When Transferring Patents. As of the Second Amendment Effective Date, Section 2.3 of the Agreement is replaced in its entirety with the following:
“2.3    Obligations When Transferring Patents. Each party agrees that it shall take all actions necessary to ensure that any Third Party to whom any Patents are transferred, assigned or exclusively licensed or any right to enforce is granted (including any successor in interest thereto) is bound in writing to all covenants, licenses and other rights granted hereunder with respect such transferred, assigned or exclusively licensed Patents, provided further that if Rambus or any of its Subsidiaries transfers to any Third Party ownership of, or otherwise grants any Third Party the right to enforce, any claim of any Rambus Patent that is subject to the Covenant to Sue Last provided for under Section 2.4 below, such claim shall, upon such transfer of ownership or grant of right to enforce, automatically and immediately be deemed to be included in the rights and licenses granted hereunder with respect to Licensed Products and SK hynix Supplied Portions notwithstanding the fact that such claim does not constitute a Rambus Applicable Patent Claim.
If Rambus transfers, assigns, or exclusively licenses any Rambus Patents to a Third Party prior to the Expiration Date or termination of this Agreement, then such Rambus Patents shall be subject to SK hynix’s right to take a fully paid-up license for the lives of such Patents (“Transferred Patents”). The process by which Transferred Patents shall be offered to SK hynix in advance of any proposed transfer shall be as follows: [***]
6.    Acquisition Adjustment Payments. As of the Second Amendment Effective Date, Sections 3.3(a)-(d) of the Agreement are replaced in their entirety with the following, and the Agreement is supplemented with the following Section 3.3(e):
“3.3 Acquisitions. If SK hynix has not completed any acquisitions under Sections 3.3(a) or 3.3(b) below, then the Acquisition Coefficient shall be one (1). [***]
(a)    Acquired Business Not Licensed. If SK hynix or any of its Subsidiaries completes an Acquisition prior to the Expiration Date or termination of this Agreement where the Acquired Business had revenue (or, in the case of an Acquisition of assets only, revenue attributable to such assets or business and not to other assets or businesses of the applicable Third Party) from the Sale of any DRAMs, DRAM Controllers, SerDes ICs, Synchronous Flash Memory, and/or Synchronous Flash Controllers (“Reference Products”) and such revenue (as reported by OMDIA for the most recent four (4) calendar quarters preceding the Acquisition Date for which OMDIA has reported such Sales) was greater than [***] and any portion of such revenue is attributable to the Sale of any Reference Products that are not licensed by Rambus or its Subsidiaries under a patent license of comparable scope to this Agreement (“Unlicensed Reference Products”), then SK hynix shall increase the Acquisition Coefficient (and thus the Quarterly License Payment) for each calendar quarter remaining in the Term, based on such Acquisition, starting, on a prorated by day basis, with the first calendar quarter during which the Acquisition Date occurred as follows: For purposes of this Section 3.3(a), the “Acquisition Coefficient” shall be equal to ((1 + x/y)*z)); where “x” is the amount of revenue of the Acquired Business attributable to the Sale of Unlicensed Reference Products manufactured by or for the Acquired Business as reported by OMDIA for the most recent four (4) calendar quarters preceding the Acquisition Date for which OMDIA has reported such Sales, “y” is the total amount of revenue of SK hynix and its Subsidiaries attributable to the Sale of Reference Products manufactured by or for SK hynix and its Subsidiaries as reported by OMDIA for the most recent four (4) calendar quarters preceding the Acquisition Date for which OMDIA has reported such Sales, and “z” is the then current Acquisition Coefficient based in aggregate on prior Acquisition(s) under this Section 3.3. If OMDIA data as required for the calculations in this Section 3.3(a) is not available for an Acquired Business or for SK hynix, or the most recent version of such data covers a period ending more than four (4) quarters before the Acquisition Date, the parties shall initially meet within thirty (30) days following the associated Acquisition Date and negotiate in good faith an alternate source for the information that was to be provided by OMDIA. If the parties cannot reach agreement on such alternate source within thirty (30) days following the date required for such initial meeting, either party may, as its sole and exclusive remedy to resolve such dispute, submit such dispute to binding arbitration pursuant to the terms of Section 8. For the avoidance of doubt, any Acquired Business that has revenue attributable from the Sale of Reference Products [***] or less (as reported by OMDIA for the most recent four (4) calendar quarters preceding the Acquisition Date for which OMDIA has reported such Sales) shall be licensed without additional payments of any kind.

(b)    Acquired Business Licensed. If SK hynix or any of its Subsidiaries completes an Acquisition prior to the Expiration Date or termination of this Agreement where the Acquired Business had revenue (or, in the case of an acquisition of assets only, revenue attributable to such assets) from the Sale of any Reference Products that are subject to a patent license granted by Rambus of comparable scope to this Agreement (“Existing Agreement”), SK hynix shall increase the Acquisition Coefficient (and thus the Quarterly License Payment) for each calendar quarter remaining in the Term, based on such Acquisition, starting, on a prorated by day basis, with the first calendar quarter during which the Acquisition Date occurred as follows:. For purposes of this Section 3.3(b), such “Acquisition Coefficient” shall be equal to the lower of either: (i) the value that would be calculated for the Acquisition Coefficient pursuant to Section 3.3(a) if the Acquired Business was unlicensed; or (ii) (x/y + z), where “x” is the average quarterly payment from the Existing Agreement, calculated by dividing by four (4) the sum of the payments in US dollars due under the Existing Agreement for the most recent four (4) calendar quarters preceding the Acquisition Date, “y” is the most recent Quarterly Base Amount, and “z” is the then current Acquisition Coefficient based in aggregate on prior Acquisition(s) under this Section 3.3. If the Existing Agreement required payments for less than four (4) quarters prior to the Acquisition Date, the parties shall initially meet within thirty (30) days following the associated Acquisition Date and negotiate in good faith an alternate method to determine the average quarterly payments from the Existing Agreement. If the parties cannot reach agreement on such alternate method within thirty (30) days following the date required for such initial meeting, then either party may, as its sole and exclusive remedy to resolve such dispute, submit such dispute to binding arbitration pursuant to the terms of Section 8.
(c)    Attributable Revenue. For purposes of the calculations in this Section 3.3, DRAM Controllers, SerDes ICs, Synchronous Flash Memory, and/or Synchronous Flash Controllers Sold other than on a stand-alone basis to Third Parties, for example as part of a Component or other higher level integrated product, the determination of revenue attributable thereto will be based on a good faith estimate of the fair market value of such products when Sold on a stand-alone basis to Third Parties.
(d)    Dispute Resolution. If the parties fail to resolve any dispute identified in this Section 3.3, then either party may, as its sole and exclusive remedy, submit such dispute to binding arbitration pursuant to Section 8 and SK hynix’s obligation to remit its increased Quarterly License Payment based on such disputed Acquisition shall be tolled until the earlier of either the final resolution of such arbitration or the parties’ resolution of such dispute, and in either case within thirty (30) days after such resolution SK hynix will make all payments necessary to satisfy its payment obligations under this Section 3.3 from the date such obligations accrued.
(e)    Example Calculations. The following examples for the calculations in Section 3.3(a) and (b) above are provided for clarity:
    Example 1 – If SK hynix were to acquire a business which was unlicensed by Rambus which had [***] in revenue from Reference Products over the four quarters preceding the acquisition and SK hynix had twenty billion US dollars (US$20,000,000,000) in revenue from Reference Products over the same time period, and if there had not been any previous acquisitions by SK hynix, then the Acquisition Coefficient would be calculated as follows:
    Acquisition Coefficient = ((1 + [***]/20,000,000,000) * 1) = [***]
    Example 2 – If subsequent to the acquisition in Example 1, SK hynix were to acquire a business which was licensed by Rambus which had [***] in revenue from Reference Products over the four quarters preceding the acquisition and SK hynix had twenty-five billion US dollars (US$25,000,000,000) in revenue from Reference Products over the same time period, such acquired business paid an average of three million US dollars (US$3,000,000) per quarter over the same period, and the most recent Quarterly Base Amount was eleven million US dollars (US$11,000,000), then the Acquisition Coefficient would be calculated as follows:
    Acquisition Coefficient (per 3.3(b)(i)) = (1 + [***]/25,000,000,000) * [***] = [***]
    Acquisition Coefficient (per 3.3(b)(ii)) = (3,000,000/11,000,000) + [***] = [***]

    Therefore, the Acquisition Coefficient after the acquisition in Example 2 would be the lesser of the two values above, or [***].”
7.    Solidigm Acquisition. As of the Second Amendment Effective Date, the Agreement is supplemented with the following Section 3.5:
“3.5    Solidigm Acquisition. SK hynix represents and warrants that it acquired a portion of Intel’s NAND flash business in December 2021, which resulted in the formation of a new company that is a majority-owned subsidiary of SK hynix that SK hynix Controls (“Solidigm”). [***]
    In addition, notwithstanding Section 3.2, in case SK hynix or any of its Subsidiaries spins off a portion or all of such former Intel’s NAND flash business and/or a portion or all of SK hynix’s NAND flash business (“Spun-off Entity”), then:
    (i) if such Spun-off Entity continues to exist as a separate legal entity (i.e., an entity that is not owned or otherwise Controlled by any other Third Party that makes, has made, and/or sells Integrated Circuits either directly or through its Subsidiaries (“Operating Company”)), [***], or
    (ii) if such Spun-off Entity comes under Control of an Operating Company, [***]
    When Rambus and the Spun-off Entity discuss licenses and covenants to such Spun-off Entity’s acquired business and/or the Spun-off Entity’s unlicensed portion, Rambus shall negotiate in good faith.”
8.    Quarterly License Payments. As of the Second Amendment Effective Date, Sections 4.1-4.2 of the Agreement are replaced in their entirety with the following:
“4.1 Quarterly License Payment.
(a) Quarterly License Payment Calculation. In consideration of the extended terms herein, beginning in the third calendar quarter of 2024, for each calendar quarter prior to the Expiration Date or termination of the Agreement, SK hynix shall pay Rambus the amount calculated as the product of the Quarterly Base Amount times the Acquisition Coefficient (as defined in Section 3.3) times the Timing Coefficient (as defined below), (such amount, the “Quarterly License Payment”):
Quarterly License Payment = Quarterly Base Amount × Acquisition Coefficient × Timing Coefficient
The Quarterly Base Amount shall be calculated using the formula below:
where x is the SK hynix Semiconductor Revenue for the calendar quarter that occurred two quarters prior to the subject quarter, but in no case shall each such amount be greater than eleven million U.S. dollars (US$11,000,000) (such amount, the “Quarterly Base Amount”).
The “Timing Coefficient” shall be determined according to the following table:

Quarterly License Payment Quarter	Timing Coefficient
3rd Quarter of 2024 – 4th Quarter of 2028	1.222222222
1st Quarter of 2029 – 2nd Quarter of 2034	0.818181818
All Quarterly License Payments to be paid under Section 4 shall be rounded up to the nearest cent.

(b) Example Calculations. The following examples for the calculations in Section 4.1(a) above are provided for clarity:
Example 1 - If SK hynix Semiconductor Revenue for the second quarter of calendar year 2025 was three billion U.S. dollars (US$3,000,000,000), and the Acquisition Coefficient was 1 (and because of the relevant payment quarter, the Timing Coefficient would be 1.222222222), the Quarterly License Payment for the fourth quarter of calendar year 2025 would be:
Quarterly Base Amount = US$ 9,721,420.98
Quarterly License Payment = US$ 9,721,420.98 × 1 × 1.222222222 = US$ 11,881,736.75
Example 2 – If SK hynix Semiconductor Revenue for the third quarter of calendar year 2028 was nine billion U.S. dollars (US$9,000,000,000), and the Acquisition Coefficient was 1.05 (and because of the relevant payment quarter, the Timing Coefficient would be 0.818181818), the Quarterly License Payment for the first quarter of calendar year 2029 would be:
Quarterly Base Amount = US$11,000,000.00
Quarterly License Payment = US$11,000,000.00 × 1.05 × 0.818181818 = US$ 9,450,000.00
4.2     Payment Increases for Acquisitions. For the avoidance of doubt, all payments under Section 4.1 shall be subject to any applicable increase(s) as set forth under Section 3.3 of the Agreement, and the rights and licenses granted in Section 2 of this Agreement shall not extend to any Acquired Business unless and until the applicable increased Quarterly License Payments (if any) have been paid. Upon such payment, such licenses shall be effective as of the applicable Acquisition Date.”
9.    Removal of Terms. As of the Second Amendment Effective Date, Section 1.41 (Quarterly Acquisition Adjustment Payment), Section 5.1(a)(iii) (Quarterly Acquisition Adjustment Payments), Section 7.3 (Relevant License Agreement Audit), and Exhibit A (Additional Obligations) of the Agreement are replaced in their entirety with the following:
“Intentionally Deleted.”
10.    Controlling Member. As of the Second Amendment Effective Date, Section 6.4(iv) of the Agreement is replaced in its entirety with the following:
“(iv) such Controlling Member and its Subsidiaries shall be subject to Section 3.3 above as if it (such Controlling Member and such Subsidiaries, collectively) were an Acquired Business.”
11.    Rambus’ Change of Control. As of the Second Amendment Effective Date, the Agreement is supplemented with the following Section 6.7:
“6.7 Rambus’ Change of Control. [***]

12.    Confidentiality. As of the Second Amendment Effective Date, Section 7.2(e) of the Agreement is replaced in its entirety with the following:
“(e) in confidence, to banks, investors and other financing source and their advisors or to SK Square Co., Ltd. (provided that at the time of any such disclosure to SK Square Co., Ltd., SK Square Co., Ltd. owns at least twenty (20) percent of the outstanding voting securities of SK hynix);”
13.    SSO Covenant. As of the Second Amendment Effective Date, the Agreement is supplemented with the following Section 9.13:
“9.13 Covenant. SK hynix, on behalf of itself and its Subsidiaries, hereby covenants, represents and warrants that it and they will not make any argument or take any position, directly or indirectly, that royalties or other license payments owed to Rambus and/or Rambus’s Subsidiaries should be reduced or otherwise adjusted based on Rambus’s and/or Rambus’s Subsidiaries’ participation or membership in any JEDEC committees and/or subcommittees (e.g., JC-42), the CXL Consortium, and the UCIe Consortium, or any other standards setting organization if SK hynix or its Subsidiaries has requested Rambus to participate in or join such organization (e.g., via email).”
14.    Notices. SK hynix’s and Rambus’s addresses for notices under Section 9.2 of the Agreement are hereby updated as follows:
SK hynix Inc.
SK u-Tower, 9, Seongnam-daero 343 beon-gil, Bundang-gu,
Seongnam-si, Gyeonggi-do, 13558, Korea
Attn: Head of IP Office
With a copy to: IP_licensing@skhynix.com

Rambus Inc.
4453 N. 1st St., Suite 100
San Jose, CA 95134
Attn: General Counsel
With a copy to: Attn: Licensing and notices@rambus.com
15.    [***] Negotiation Right. As of the Second Amendment Effective Date, the Agreement is supplemented with the following Section 9.13:
“9.13 [***] Negotiation Right.
(a)    If [***] renews its Qualified License or enters into a new Qualified License with Rambus within the Term, then SK hynix shall have the right, at its option and within three (3) months of receiving the notices set forth in Section 9.13(c) below, to request that the parties negotiate in good faith to adjust the Quarterly Base Amount. If the parties fail to reach an agreement through such negotiation within twelve (12) months, the parties agree to make good faith efforts to resolve the issue through mediation in which a mediator shall be mutually agreed upon between the parties, and the parties agree to split equally the costs of the agreed mediator. For clarity, until any adjustment to the Quarterly Base Amount is mutually agreed through the foregoing process and memorialized in a written amendment signed by both parties, the Quarterly Base Amount shall remain as defined in Section 4.1.
(b)    For purposes herein, “Qualified License” means an agreement under which Rambus and/or one or more of its Subsidiaries grants a license covering [***] under the Rambus Patents, and such agreement is primarily in the nature of a patent license agreement as opposed to being primarily in the nature of a development, technology license or services agreement.
(c)    Rambus shall, in good faith, provide SK hynix with timely notices of [***] any future executed Qualified Licenses [***]. SK hynix shall have the right to audit Rambus' Qualified Licenses [***] through a mutually acceptable third-party accounting or law firm only with respect to those provisions in such agreements relevant to determining [***] whether SK hynix’s negotiation right under this section is triggered; provided however, that with respect to any preexisting agreements containing confidentiality obligations restricting disclosure by Rambus, the foregoing shall not require Rambus to disclose such agreements, [***].”
16.    Press Release. The parties shall issue a press release with respect to the Agreement as amended and supplemented by this Second Amendment in a mutually acceptable form. Each party agrees that, after the issuance of such press release, each party shall be entitled to disclose the general nature of this Agreement as so amended and supplemented, but that the terms and conditions of this Agreement as so amended and supplemented, to the extent not already disclosed pursuant to such press release, shall be treated as Confidential Information in accordance with Section 7 of the Agreement.
17.    Miscellaneous. Except as specifically amended hereby, the Agreement shall remain in full force and effect. This Second Amendment may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

RAMBUS INC.		SK HYNIX INC.

By:	/s/ Kit Rodgers	By:	/s/ Kyunghyun Min

Name:	Kit Rodgers	Name:	Kyunghyun Min

Title:	Senior Vice President	Title:	VP/IP Office

Date:	3/31/2023	Date:	March 30, 2023